Exhibit 99.1

LiveOne Reports Record First Six Months Fiscal 2023 Adjusted EBITDA* of $6.4 Million and Revenue of $46.8 Million

Company’s Audio Division Delivers First Six Months Revenue of $42 Million and Adjusted EBITDA* of $9.8 Million

Company Updates Guidance for Fiscal 2023 of Revenue Between $100 Million - $110 Million and

Adjusted EBITDA* of Between $9 Million - $11.5 Million

$2 Million of Additional Cost and Expense Reductions Bringing Total to Over $25 Million in Fiscal 2023

Expects to File S-1 for PodcastOne Spin-Out by December 15, 2022

Company Increases Stock Repurchase Program By Up to an Additional $2 Million Worth of Shares of Common Stock

LiveOne’s Senior Management Will Host a Live Conference Call and Audio Webcast Beginning at 5:00 P.M. ET Thursday, November 10, 2022

Los Angeles, CA – November 10, 2022 – LiveOne (Nasdaq: LVO), an award-winning, creator-first, music, entertainment, and technology platform, announced today Its operating results for the second quarter (“Q2 Fiscal 2023”) and first six months ended September 30, 2022.

In the first six months ended September 30, 2022 (“1H Fiscal 2023”), LiveOne posted consolidated revenue of $46.8 million, as well as Contribution Margin* of $9.8 million. LiveOne posted a net loss of $2.1 million on a consolidated basis, or $(0.02) per diluted share for the same period. LiveOne’s Adjusted EBITDA* in 1H Fiscal 2023 was a record $6.4 million. In 1H Fiscal 2023, LiveOne extinguished approximately $16 million of payables. LiveOne ended the Q2 Fiscal 2023 with $7.4 million in cash and $25.4 million in short-term assets.

As part of LiveOne's focus on generating cash from operations on a consolidated basis, LiveOne is implementing additional cost and expense reductions from both operations and corporate overhead, which is anticipated to increase the previously implemented annual cost savings to a total of over $25 million in its fiscal year ending March 31, 2023 (“Fiscal 2023”).

Separately, LiveOne announced today that its board of directors has authorized it to expand its previously announced stock repurchase program by up to an additional $2,000,000 worth of shares of its common stock to be repurchased from time to time. Since April 1, 2022, LiveOne has repurchased 2,000,000 shares under the program. The authorization to repurchase will expire on December 31, 2023.

LiveOne’s CEO and Chairman, Robert Ellin, commented, “The momentum in LiveOne’s audio business, which includes Slacker Radio and PodcastOne, continues to experience growth of paid members through partnerships, including Tesla, as well as an increase in advertising and sponsorships. We expect our audio business to collectively achieve revenue in excess of $80 million in Fiscal 2023 and generate more than $16 million in Adjusted EBITDA.”

Mr. Ellin continued, “Over the past year, we have successfully reduced costs and overhead by an expected $25 million on an annual basis while focusing on the operating performance of our audio division. A significant part of our strategy is a decision to forgo any live tentpole and pay-per-view events until Fiscal 2024, which has resulted in a lowering of expected Fiscal 2023 revenue to between $100million and $110 million. These measures will allow us to utilize our capital and resources to strengthen our balance sheet, buyback stock and focus on the growth of our profitable businesses.”

The timing, price and actual number of shares planned to be repurchased under LiveOne’s expanded stock repurchase program will be at the discretion of its management and will depend on a variety of factors, including stock price, general business and market conditions, and alternative investment opportunities. The repurchase program will be executed consistent with LiveOne's capital allocation strategy, which will continue to prioritize growing LiveOne's business. The expanded repurchase program is planned to be implemented subject to LiveOne obtaining applicable approvals and consents.

Recent and Q2 Fiscal 2023 Highlights

●	Paid members as of November 9, 2022 increased to 1.8 million, a net increase of approximately 209,000 as compared to June 30, 2022. Total members (paid and free ad-supported) as of November 9, 2022 were 2.6 million.**

●	LiveOne’s wholly-owned subsidiary, PodcastOne, posted record 1H Fiscal 2023 revenue of $17.2 million as U.S. unique monthly audience surpassed 6.7 million in September 2022.

●	As previously announced in January 2021, with the assistance of J.P. Morgan, LiveOne is continuing a process to explore strategic alternatives to enhance shareholder value. Potential alternatives may include, among others, a strategic acquisition, divestiture, merger, sale or other form of business combination. There can be no assurance that LiveOne's efforts will result in a specific transaction or any particular outcome or its timing.

Q2 Fiscal 2023 and 2022 Results Summary (in $000’s, except per share; unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021

Revenue	$23,532	$21,924	$46,755	$60,691
Operating income (loss)	$(987)	$(9,667)	$(750)	$(19,626)
Total other income (expense)	$(2,393)	$(5,565)	$(1,285)	$(3,654)
Net income (loss)	$(3,409)	$(15,236)	$(2,061)	$(23,287)
Adjusted EBITDA*	$4,398	$(2,071)	$6,368	$(3,822)
Net income (loss) per share basic and diluted	$(0.04)	$(0.19)	$(0.02)	$(0.30)

Q2 Fiscal 2023 Results Summary Discussion

For Q2 Fiscal 2023, LiveOne posted revenue of $23.5 million versus $21.9 million in the same period in the prior year. The increase was largely due to increased membership revenue from continued paid membership growth. The audio division had record revenue of $21.1 million in Q2 Fiscal 2023 compared to $18.7 million in the same period in the prior year.

Q2 Fiscal 2023 Operating Loss was ($1.0) million compared to a ($9.7) million loss in Q1 Fiscal 2022. The $8.7 million decrease in Operating Loss was largely a result of improved Contribution Margins* along with reduced operating expenses.

Q2 Fiscal 2023 Adjusted EBITDA* was $4.4 million, as compared to Q2 Fiscal 2022 Adjusted EBITDA* of a ($2.1) million loss. Q2 Fiscal 2023 Adjusted EBITDA* was comprised of Audio Adjusted EBITDA* of $6.5 million, Other Operations Adjusted EBITDA* of ($0.8) million loss and Corporate Adjusted EBITDA* of a ($1.3) million loss. The Audio Adjusted EBITDA* of $6.5 million was driven by improved Contribution Margins* along with decreases in operating expenses.

Capital expenditures for Q2 Fiscal 2023 totaled approximately $0.5 million, which were driven by capitalized software costs associated with development of LiveOne’s integrated music player and pay-per-view services.

As LiveOne has strategically opted to delay any new live tentpole or pay-per-view events until its fiscal year ending March 31, 2024 (“Fiscal 2024”) and utilize its capital and resources to strengthen its balance sheet, buyback stock and focus on the growth of its profitable businesses, the company is updating its guidance for Fiscal 2023 consolidated revenue of between $100 million - $110 million and Fiscal 2023 Adjusted EBITDA* guidance to between $9 million - $11.5 million.

Conference Call and Webcast

LiveOne’s senior management will host a live conference call and audio webcast to provide a business update and discuss its operating and financial results beginning at 5:00 p.m. ET / 2:00 p.m. PT on Thursday, November 10, 2022.

Conference Call and Webcast

WHEN: Thursday, November 10th
TIME: 5:00 PM ET / 2:00 PM PT
DIAL-IN (Toll Free): 844-200-6205
DIAL IN NUMBER (Local): 646-904-5544
ACCESS CODE: 194246
REPLAY NUMBER: 866-813-9403 / ACCESS CODE: 741873

WEBCAST – Both the live webcast and a replay can be accessed on the Investor Relations section of LiveOne's website at Events | LiveOne.

The webcast can also be accessed at: https://events.q4inc.com/attendee/614063880

About LiveOne, Inc.

Headquartered in Los Angeles, California, LiveOne, Inc. (NASDAQ: LVO) (the "Company") is an award-winning, creator-first, music, entertainment and technology platform focused on delivering premium experiences and content worldwide through memberships and live and virtual events. The Company was awarded Best Live Moment by Digiday for its “Social Gloves” PPV Event, and has been a finalist for 8 more awards, including Best Live Event, Best Virtual Event, Best Overall Social Media Excellence, and Best Original Programming from Cynopsis and Digiday. As of November 9, 2022, the Company has accrued a paid and free ad-supported membership base of 2.6 million**, streamed over 2,900 artists, has a library of 30 million songs, 600 curated radio stations, over 300 podcasts/vodcasts, hundreds of pay-per-views, personalized merchandise, released music-related NFTs, and created a valuable connection between fans, brands, and bands. The Company's wholly-owned subsidiaries include Slacker Radio, React Presents, Gramophone Media, Palm Beach Records, Custom Personalization Solutions, LiveXLive, PPVOne and PodcastOne, which generates more than 2.48 billion downloads per year and 300+ episodes distributed per week across its stable of top-rated podcasts. LiveOne is available on iOS, Android, Roku, Apple TV, Amazon Fire, and through OTT, STIRR, and XUMO. For more information, visit www.liveone.com and follow us on Facebook, Instagram, TikTok, and Twitter at @liveone.

* About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with the accounting principles generally accepted in the United States of America ("GAAP"), we present Contribution Margin (Loss) and Adjusted Earnings Before Interest Tax Depreciation and Amortization ("Adjusted EBITDA"), which are non-GAAP financial measures, as measures of our performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, or as a substitute for, or superior to, operating loss and or net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to net cash provided by operating activities or any other measures of our cash flows or liquidity.

We use Contribution Margin (Loss) and Adjusted EBITDA to evaluate the performance of our operating segment. We believe that information about these non-GAAP financial measures assists investors by allowing them to evaluate changes in the operating results of our business separate from non-operational factors that affect operating income (loss) and net income (loss), thus providing insights into both operations and the other factors that affect reported results. Adjusted EBITDA is not calculated or presented in accordance with GAAP. A limitation of the use of Adjusted EBITDA as a performance measure is that it does not reflect the periodic costs of certain amortizing assets used in generating revenue in our business. Accordingly, Adjusted EBITDA should be considered in addition to, and not as a substitute for operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, Adjusted EBITDA as presented herein may not be comparable to similarly titled measures of other companies.

Contribution Margin (Loss) is defined as Revenue less Cost of Sales. Adjusted EBITDA is defined as earnings before interest, other (income) expense, income tax expense, depreciation and amortization and before (a) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (b) legal, accounting and other professional fees directly attributable to acquisition activity, (c) employee severance payments and third party professional fees directly attributable to acquisition or corporate realignment activities, (d) certain non-recurring expenses associated with legal settlements or reserves for legal settlements in the period that pertain to historical matters that existed at acquired companies prior to their purchase date and a one-time minimum guarantee to effectively terminate a live events distribution agreement post COVID-19, (e) depreciation and amortization (including goodwill impairment, if any), and (f) certain stock-based compensation expense. Management does not consider these costs to be indicative of our core operating results.

With respect to projected full year 2023 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to purchase accounting adjustments, acquisition-related charges and legal settlement reserves excluded from Adjusted EBITDA. We expect that the variability of these items to have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

For more information on these non-GAAP financial measures, please see the tables entitled “Reconciliation of Non-GAAP Measure to GAAP Measure” included at the end of this release.

Forward-Looking Statements

All statements other than statements of historical facts contained in this press release are "forward-looking statements," which may often, but not always, be identified by the use of such words as "may," "might," "will," "will likely result," "would," "should," "estimate," "plan," "project," "forecast," "intend," "expect," "anticipate," "believe," "seek," "continue," "target" or the negative of such terms or other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from those expressed or implied by such statements, including: the Company's reliance on one key customer for a substantial percentage of its revenue; the Company's ability to consummate any proposed financing, acquisition, spin-out, special dividend, distribution or transaction, including the proposed special dividend and spin-out of PodcastOne or its pay-per-view business, the timing of the consummation of such proposed event, including the risks that a condition to consummation of such event would not be satisfied within the expected timeframe or at all, or that the consummation of any proposed financing, acquisition, spin-out, special dividend, distribution or transaction will not occur or whether any such event will enhance shareholder value; PodcastOne's ability to list on a national exchange; the Company's ability to continue as a going concern; the Company's ability to attract, maintain and increase the number of its users and paid members; the Company identifying, acquiring, securing and developing content; the Company's intent to repurchase shares of its common stock from time to time under its announced stock repurchase program and the timing, price, and quantity of repurchases, if any, under the program; the Company's ability to maintain compliance with certain financial and other covenants; the Company successfully implementing its growth strategy, including relating to its technology platforms and applications; management's relationships with industry stakeholders; the effects of the global Covid-19 pandemic; uncertain and unfavorable outcomes in legal proceedings; changes in economic conditions; competition; risks and uncertainties applicable to the businesses of the Company's subsidiaries; and other risks, uncertainties and factors including, but not limited to, those described in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2022, filed with the U.S. Securities and Exchange Commission (the "SEC") on June 29, 2022, Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2022, filed with the SEC on August 15, 2022, and in the Company's other filings and submissions with the SEC. These forward-looking statements speak only as of the date hereof, and the Company disclaims any obligations to update these statements, except as may be required by law. The Company intends that all forward-looking statements be subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

** Included in the total number of members for the reported periods are certain members which are the subject of a contractual dispute. LiveOne is currently not recognizing revenue related to these members.

LiveOne IR Contact:

310.601.2505

ir@liveone.com

Press Contact:

LiveOne

aileen@liveone.com

917.842.9653

Financial Information

The tables below present financial results for the three and six months ended September 30, 2022 and 2021.

LiveOne, Inc.

Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021

Revenue:	$23,532	$21,924	$46,755	$60,691

Operating expenses:
Cost of sales	13,742	16,051	29,125	46,990
Sales and marketing	2,362	2,599	4,727	7,348
Product development	1,240	2,178	2,857	4,333
General and administrative	4,475	9,246	6,685	18,623
Amortization of intangible assets	2,700	1,517	4,111	3,023
Total operating expenses	24,519	31,591	47,505	80,317
Loss from operations	(987)	(9,667)	(750)	(19,626)

Other income (expense):
Interest expense, net	(2,576)	(1,068)	(3,573)	(2,128)
Loss on extinguishment of debt	-	(4,321)	-	(4,321)
Forgiveness of PPP loans	-	-	-	2,511
Other income (expense)	183	(176)	2,288	284
Total other expense, net	(2,393)	(5,565)	(1,285)	(3,654)

Loss before provision for income taxes	(3,380)	(15,232)	(2,034)	(23,280)

Provision for income taxes	(29)	(4)	(27)	(7)
Net loss	$(3,409)	$(15,236)	$(2,061)	$(23,287)

Net loss per share – basic and diluted	$(0.04)	$(0.19)	$(0.02)	$(0.30)
Weighted average common shares – basic and diluted	84,709,971	78,351,655	84,189,970	77,670,598

LiveOne, Inc.

Consolidated Balance Sheets (Unaudited)

(In thousands)

	September 30,	March 31,
	2022	2022
Assets
Current Assets
Cash and cash equivalents	$7,151	$12,894
Restricted cash	240	260
Accounts receivable, net	12,958	13,687
Inventories	2,869	2,599
Prepaid expense and other current assets	2,201	1,868
Total Current Assets	25,419	31,308
Property and equipment, net	4,091	4,688
Goodwill	23,379	23,379
Intangible assets, net	12,622	16,720
Other assets	579	728
Total Assets	$66,090	$76,823

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable and accrued liabilities	$29,364	$45,418
Accrued royalties	9,193	13,530
Notes payable, current portion	315	12
Bridge Loan	2,634	-
Deferred revenue	1,014	1,157
Derivative liabilities	2,274	-
Total Current Liabilities	44,794	60,117
Senior secured convertible notes, net	13,734	13,650
Unsecured convertible notes, net - related party	5,297	5,879
Senior secured revolving line of credit, net	7,000	6,965
Notes payable, net	148	148
Lease liabilities, noncurrent	320	468
Other long-term liabilities	4,609	174
Deferred income taxes	338	338
Total Liabilities	76,239	87,739

Commitments and Contingencies

Stockholders’ Equity (Deficit)
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $0.001 par value; 500,000,000 shares authorized; 87,559,322 and 82,546,189 shares issued and outstanding, respectively	88	83
Additional paid in capital	207,615	202,854
Treasury stock	(1,938)	-
Accumulated deficit	(215,914)	(213,853)
Total stockholders’ equity (deficit)	(10,149)	(10,916)
Total Liabilities and Stockholders’ Equity (Deficit)	$66,090	$76,823

LiveOne, Inc.

Reconciliation of Non-GAAP Measure to GAAP Measure

Adjusted EBITDA* Reconciliation (Unaudited)

(In thousands)

	Net Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Other Non- Operating and Non- Recurring Costs (1)	Other (Income) Expense (2)	(Benefit From) Provision For income taxes	Adjusted EBITDA*
Three Months Ended September 30, 2022
Operations - Audio	$2,434	$2,049	$791	$91	$1,163	$-	$6,528
Operations - Other	(2,854)	1,586	80	2	364	-	(821)
Corporate	(2,989)	6	528	245	866	29	(1,309)
Total	$(3,409)	$3,641	$1,399	$338	$2,393	$29	$4,398

Three Months Ended September 30, 2021
Operations - Audio	$(996)	$2,173	$754	$63	$583	$-	$2,577
Operations - Other	(2,255)	233	430	46	135	-	(1,411)
Corporate	(11,985)	9	3,660	227	4,847	2	(3,237)
Total	$(8,051)	$2,379	$4,844	$336	$5,565	$5	$(2,071)

	Net Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Other Non- Operating and Non- Recurring Costs (1)	Other (Income) Expense (2)	(Benefit From) Provision For income taxes	Adjusted EBITDA*
Six Months Ended September 30, 2022
Operations - Audio	$5,268	$4,097	$1,074	$170	$(784)	$-	$9,826
Operations - Other	(3,457)	1,858	169	115	395	-	(920)
Corporate	(3,872)	12	941	(1,318)	1,673	27	(2,538)
Total	$(2,061)	$5,967	$2,184	$(1,032)	$1,284	$27	$6,368

Six Months Ended September 30, 2021
Operations - Audio	$(6,531)	$4,317	$2,542	$84	$405	$-	$818
Operations - Other	375	460	786	262	(338)	-	1,546
Corporate	(17,131)	17	6,603	733	3,587	7	(6,185)
Total	$(23,287)	$4,794	$9,931	$1,079	$3,654	$7	$(3,822)

(1)	Other Non-Operating and Non-Recurring Costs include outside legal, accounting and other professional fees directly attributable to acquisition activity in the period, in addition to certain non-recurring expenses associated with legal settlements or reserves for legal settlements in the period that pertain to historical matters that existed at certain acquired companies prior to their purchase date and non-recurring employee severance payments and to a lesser extent, a one-time minimum guarantee to effectively terminate a live-event distribution agreement post COVID-19.

(2)	Other (income) expense above primarily includes interest expense, net, forgiveness of PPP loans, and loss on extinguishment of debt. These are included in the statement of operations in other income (expense) and are an add back to net loss above in the reconciliation of Adjusted EBITDA* to loss.

*	See the definitions of Contribution Margin and Adjusted EBITDA under “About Non-GAAP Financial Measures” within this release.

LiveOne, Inc.

Reconciliation of Non-GAAP Measure to GAAP Measure

Contribution Margin* Reconciliation (Unaudited)

(In thousands)

	Three Months Ended September 30,
	2022	2021

Revenue:	$23,532	$21,924
Less:
Cost of sales	(13,742)	(16,051)
Amortization of developed technology	(1,151)	(1,156)
Gross Profit	8,639	4,717

Add back amortization of developed technology:	1,151	1,156
Contribution Margin*	$9,790	$5,873

*	See the definition of Contribution Margin under “About Non-GAAP Financial Measures” within this release.

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